FOR IMMEDIATE RELEASE	News Release
Mercury Systems Acquires Delta Microwave

•	Expands scale and breadth of Company’s RF, microwave and millimeter wave capabilities

•	Provides highly complementary program portfolio in missiles and munitions

•	Deepens market penetration in core radar, EW, and precision-guided munitions markets

•	Opens new growth opportunities in space launch, GPS, SatCom and datalinks

ANDOVER, Mass. - April 3, 2017 - Mercury Systems, Inc. (NASDAQ: MRCY, www.mrcy.com), today announced that it has acquired Delta Microwave, LLC (“Delta”). Based in Oxnard, Calif., Delta is a leading designer and manufacturer of high-value radio frequency (RF), microwave and millimeter wave subassemblies and components for military and space markets. Under the terms of the purchase agreement, Mercury acquired Delta for $40.5 million in cash, subject to net working capital and net debt adjustments, and is expected to be treated as an asset sale for tax purposes. The transaction presents opportunities for significant cost synergies in addition to the tax benefits associated with the transaction structure. For its fiscal year ended December 31, 2016, Delta had revenues of approximately $12.8 million and is on a rapid growth trajectory supported by a strong backlog of funded orders.

“The acquisition of Delta Microwave is an excellent fit for our market and content expansion strategy,” said Mark Aslett, Mercury’s President and Chief Executive Officer. “Their strengths in high-power, high-frequency active and passive microwave components and subassemblies – particularly in GaN solid-state power amplifiers – are driving strong backlog and growth. These new capabilities add scale and breadth to Mercury’s existing RF, microwave and millimeter wave portfolio, expand our addressable market into satellite communications (SatCom), datalinks and space launch – markets that are well-aligned with Mercury’s existing market focus – and deepen our penetration into our core radar, electronic warfare (EW), and precision-guided munitions markets.”

“Additionally, Delta has a strong position on a number of franchise U.S. and international defense programs such as F-35, Paveway, MALD, and Rivet Joint that complement Mercury’s presence. They have strong relationships with space OEMs, supplying future manned spaceflight missions as well as military and commercial satellite programs, representing a new growth area for Mercury.

In summary, like our previous acquisitions in the RF and microwave domain, the acquisition of Delta doesn’t just provide important new capabilities for our customers; it also enables us to grow the size of our total addressable market. We are very pleased to welcome the Delta team to Mercury,” Aslett concluded.

For more information, visit www.mrcy.com/acquisition or contact Mercury at (866) 627-6951 or info@mrcy.com.

About Delta Microwave
Delta Microwave is a leading designer and manufacturer of high-value radio frequency (RF), microwave and millimeter wave subassemblies and components for the military, aerospace and space markets. Delta’s products are routinely selected over competitors due to their compact and complex packaged form factors and integrated functionality. The company is unique in its ability to integrate high performance filter and amplifier configurations into one package. Delta’s products boast market-leading low size, weight and power (SWaP), providing leading signal performance and efficiency. For more information, visit www.deltamicrowave.com.
Mercury Systems – Innovation That Matters™
Mercury Systems (NASDAQ:MRCY) is a leading commercial provider of secure sensor and mission processing subsystems. Optimized for customer and mission success, Mercury’s solutions power a wide variety of critical defense and intelligence programs. Headquartered in Andover, Mass., Mercury is pioneering a next-generation defense electronics business model specifically designed to meet the industry’s current and emerging technology needs. To learn more, visit www.mrcy.com.

Forward-Looking Safe Harbor Statement
This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to the acquisition described herein. You can identify these statements by the use of the words “may,” “will,” “could,” “should,” “would,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” “likely,” “forecast,” “probable,” “potential,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, continued funding of defense programs, the timing and amounts of such funding, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, changes in, or in the U.S. Government’s interpretation of, federal export control or procurement rules and regulations, market acceptance of the Company's products, shortages in components, production delays or unanticipated expenses due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions and restructurings, or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, increases in interest rates, changes to export regulations, increases in tax rates, changes to generally accepted accounting principles, difficulties in retaining key employees and customers, unanticipated costs under fixed-price service and system integration engagements, and various other factors beyond our control. These risks and uncertainties also include such additional risk factors as are discussed in the Company's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2016. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

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Contact:
Gerry Haines, CFO
Mercury Systems, Inc.
+1 978-967-1990

Mercury Systems and Innovation That Matters are trademarks of Mercury Systems, Inc. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

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